Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180752

Prospectus Supplement to
Prospectus dated April 25, 2012

Medium-Term Notes
Preferred Stock
Internet Auction Program

United Community Banks, Inc. may offer and sell at various times an indeterminate amount of unsecured notes (the “Notes”) with maturities of six months or more from the date of issue, which may be senior or subordinated notes.

United Community Banks, Inc. may sell at various times an indeterminate amount of preferred stock (the “Preferred Stock”) which, unless otherwise specified in the applicable pricing supplement, will be perpetual and noncumulative. We refer to the Notes and the Preferred Stock together as the “Securities.”

We will provide specific terms of the Securities that we may offer in separate pricing supplements that will describe the terms that apply specifically to the Securities, including any changes to the terms specified herein.  If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus, the terms described in the applicable pricing supplement will control.

Investing in the Securities involves a high degree of risk. We urge you to carefully read the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement.

The Notes are our unsecured obligations.  The Securities are not deposits or other obligations of our bank subsidiary and are not insured by the Federal Deposit Insurance Corporation, or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

We may sell the Securities directly through Macquarie Capital (USA), Goldman, Sachs & Co. and one or more other underwriters or selected dealers, in offerings utilizing the auction platform of Zions Direct, Inc. (the “Auction Service Provider”) to determine the public offering price or interest rate for the Notes or the dividend rate for the Preferred Stock. Unless otherwise specified in the applicable pricing supplement, the Securities will not be listed on any securities exchange or made available for quotation on any quotation system.  Macquarie Capital (USA) has informed us that it may make a market for one or more series of the Securities, but it has no obligation to do so and may discontinue such market making at any time or from time to time without notice.

We may use this prospectus supplement and the accompanying prospectus in the initial sale of any Security. In addition, the underwriters may use this prospectus supplement and the accompanying prospectus in a market-making transaction in any Security after its initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale or at other prices. Unless an underwriter informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

Macquarie Capital Program Arranger and Joint Book-Running Manager	Goldman, Sachs & Co. Joint Book-Running Manager
Prospectus Supplement dated August 2, 2013

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any applicable pricing supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus supplement and the accompanying prospectus, or any applicable pricing supplement or any free writing prospectus is accurate only as of the date on its cover page regardless of the time of delivery or any sale of the Securities. In case there are differences or inconsistencies between this prospectus supplement and the information incorporated by reference, you should rely on the information in the document with the latest date.

The distribution of this prospectus supplement, the accompanying prospectus and any applicable pricing supplement and the issuance of the Securities in certain jurisdictions may be restricted by law. We will issue the Securities only in jurisdictions where such issuances are permitted. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any applicable pricing supplement must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus supplement, the accompanying prospectus and any applicable pricing supplement outside the United States. This prospectus supplement, the accompanying prospectus and any applicable pricing supplement do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus supplement, the accompanying prospectus and any applicable pricing supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 You should read carefully this entire prospectus supplement, the accompanying prospectus and any applicable pricing supplement and the documents incorporated by reference in this prospectus supplement before making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page S-5 and in any applicable pricing supplement. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

As used in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

TABLE OF CONTENTS

Prospectus Supplement

Page

Summary of the Medium-Term Notes and Preferred Stock Internet Auction Program	S-1
Risk Factors	S-5
The Auction Process	S-10
Supplemental Plan of Distribution	S-22

Prospectus

About This Prospectus	1
Business	2
Risk Factors	3
Ratios of Earnings to Fixed Charges	5
Use of Proceeds	5
Plan of Distribution	5
Description of Securities	7
Legal Matters	21
Experts	21
Incorporation of Certain Information by Reference	21
Where You Can Find More Information	22

i

SUMMARY OF THE MEDIUM-TERM NOTES AND PREFERRED STOCK INTERNET AUCTION PROGRAM

The following summary highlights selected information contained elsewhere in this prospectus supplement and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in any applicable pricing supplement and does not contain all the information that you will need to make your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and any applicable pricing supplement and the documents incorporated by reference in this prospectus supplement before making your investment decision.

As you read this summary, please remember that the specific terms of your Securities will be described in the applicable pricing supplement and, if applicable, may modify or replace the general terms described in this summary and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regards to your Securities. References to the applicable pricing supplement include any preliminary pricing supplement.

Issuer	United Community Banks, Inc.

Securities Offered
Unsecured notes, which may be senior or subordinated notes (the “Notes”) with maturities six months or more from the date of issue, and preferred stock (the “Preferred Stock), which unless otherwise specified in the applicable pricing supplement, will be perpetual and noncumulative.

Auctions	We will use the auction platform of the Auction Service Provider to determine the interest or dividend rate or public offering price and allocation of the Securities offered.

In an auction based on interest or dividend rate bidding, the Auction Service Provider’s auction process will determine the market-clearing interest or dividend rate, and all Securities will be sold at the principal amount per Note or liquidation preference per share of Preferred Stock indicated in the applicable pricing supplement and will bear interest or entitle the holder to dividends if, as and when declared at the market-clearing interest or dividend rate.

In an auction based on price bidding, the Auction Service Provider’s auction process will determine the market-clearing price, and all Notes will bear interest at the interest rate indicated in the applicable pricing supplement and will be sold at the principal amount per Note determined to be the market-clearing price.  Preferred Stock will not be sold in auctions based on price bidding.

See “The Auction Process.”

Listing	Unless otherwise specified in the applicable pricing supplement, the Securities will not be listed on any securities exchange or made available for quotation or any quotation system.

No Prior Market
The Securities will be new securities for which there is currently no market.  Although Macquarie Capital (USA) has informed us that they may make a market in the Securities, they are not obligated to do so and may discontinue market-making at any time or from time to time without notice.  Accordingly, we cannot assure you that a liquid market for the Securities will develop or be maintained.

Risk Factors
See “Risk Factors” beginning on page S-5 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and any applicable pricing supplement for a discussion of factors, including auction process risks, you should consider carefully before deciding to invest in the Securities.

S-1

Certain Material U.S. Federal Income Tax Consequences
You should consult your tax advisor with respect to the U.S. federal income tax considerations of owning the Securities in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.  Certain material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of a particular series of Securities may be included in the applicable pricing supplement for such Securities.

Auction Process
The public offering price or interest or dividend rate and the allocation of the Securities will be determined through the online auction process conducted through the facilities of the Auction Service Provider.  The auction will be conducted as a modified “Dutch auction” where bids must be submitted online directly at the Auction Service Provider’s website or through an underwriter or a selected dealer.  After submission of a bid, the auction site will indicate whether that bid is at that time (and at all subsequent times until the auction closes) a successful one, or an “in-the-money” bid.   For more information about the auction process, including bidding registration and qualification matters, and how to determine if a bid is successful as of the end of an auction, see “The Auction Process” in this prospectus supplement.

Auction Service Provider	Zions Direct, Inc.

Internet Auction Website
www.auctions.zionsdirect.com.

Other than information filed by us with the SEC as pricing supplements, information included or referred to on, or otherwise accessible through, the internet auction website is not intended to form a part of or be incorporated by reference into this prospectus supplement or the accompanying prospectus.

Bidder ID
Prospective investors must obtain a bidder ID, either from an underwriter or selected dealer, or by going directly to the auction website.  See “The Auction Process—Registration and Qualification of Bidders; Suitability.”

Auction Service Provider Fee	The Auction Service Provider fee will be paid at closing in the amount provided in the applicable pricing supplement.

Minimum/Maximum Interest or Dividend Rate or Price
Bidding will be on the basis of interest or dividend rate or price, as specified in a pricing supplement. In the case of bidding by interest or dividend rate, bids may be placed by qualified bidders at any rate at or below the maximum interest or dividend rate per Security and down to and including the minimum interest or dividend rate per Security, each as specified in a pricing supplement. In the case of bidding by price, bids may be placed during the auction period by qualified bidders at any price at or above the minimum price per Note up to and including the maximum price per Note.

Bids above the maximum interest or dividend rate or below the minimum interest or dividend rate or below the minimum price or above the maximum price will not be accepted.  See “The Auction Process” in this prospectus supplement.

Minimum Bid Size	One Security (unless otherwise specified in the applicable pricing supplement).

Concurrent Bids
As described below under “The Auction Process—Auction Bidder Process; Irrevocability of Bids,” each bidder bidding directly at the auction website is allowed to place one or more separate, concurrent bids.  Bidders that have requested an underwriter, selected dealer or other broker-dealer to bid for them may be subject to additional requirements or limitations imposed by the underwriter or selected dealer.

S-2

Bid Submission Deadline
We will announce the date and time an auction will begin, so that interested investors will have time to take the necessary steps to qualify to bid.  We or an underwriter may, in their respective discretion, delay commencement of the auction by notice to bidders or their brokers or by press release.  We will also announce the date and time of the termination of the auction.  The bidding for investors who submit bids indirectly through an underwriter or selected dealer may terminate sooner than the close of an auction.  Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you intend to submit bids with respect to such deadlines.

Unless otherwise specified in the applicable pricing supplement, the termination of any auction will be subject to two-minute extensions not to exceed a total of 10 minutes beyond the announced time of termination, as described under “The Auction Process—Auction Bidding Process; Irrevocability of Bids.”

In the event that the market-clearing interest or dividend rate reaches the minimum interest or dividend rate established for an auction or the market-clearing price established for an auction reaches the maximum price prior to the auction’s scheduled close, then the auction will close immediately and the auction process will allocate the Securities, subject to acceptance in our discretion.

Bidders who ask an underwriter or a selected dealer or their broker to bid for them, rather than bidding directly on the auction website, may need to submit their bids earlier than the stated time of termination of the auction in order to be processed and submitted on a timely basis.  See “The Auction Process.”

Irrevocability of Bids	Bids will be irrevocable offers to purchase Securities on the terms provided for in the bid. See “The Auction Process.”

Market-Clearing Interest or Dividend Rate
In an auction based on interest or dividend rate bidding, the interest or dividend rate for the Securities will be the market-clearing interest or dividend rate set by the auction process.  The market-clearing interest or dividend rate will be determined based on the valid bids at the time of the submission deadline, or the earlier termination of bidding, and will be equal to the lowest interest or dividend rate at which the auction amount (as described under “The Auction Process—Auction Amount”) can be sold in the auction.  The auction process will determine this interest or dividend rate by moving down the list of accepted bids in ascending order of interest or dividend rate until the total quantity of Securities bid for is greater than or equal to the auction amount.  Bids made at such market-clearing interest or dividend rate may experience allocation, with bids with an earlier time stamp receiving allocations in priority to bids with later time stamps.

Market-Clearing Price
In an auction based on price bidding, the price at which the Notes will be sold to the public will be the market-clearing price set by the auction process.  The market-clearing price will be determined based on the valid bids at the time of the submission deadline, or the earlier termination of bidding, and will be equal to the highest price at which the auction amount (as described under “The Auction Process—Auction Amount”) can be sold in the auction.  The auction process will determine this price by moving down the list of accepted bids in descending order of price until the total quantity of Notes bid for is greater than or equal to the auction amount.  Bids made at such market-clearing price may experience allocation, with bids with an earlier time stamp receiving allocations in priority to bids with later time stamps.

S-3

Notification of Auction Results
If we decide to sell Securities in the auction process, after we confirm acceptance of the market-clearing interest or dividend rate or market-clearing price, as applicable, successful bidders will be notified that the auction has closed and that their bids have been accepted, in whole or in part, subject in some cases to the allocation method described below.  The market-clearing interest or dividend rate or market-clearing price, as applicable, and number of Securities being sold also will be posted on the auction website soon after the allocation of Securities determined by the auction process, but in any event, prior to the opening of the equity markets on the first business day after the auction ends.  See “The Auction Process.”

Number of Securities to be Sold
We may establish a fixed aggregate principal amount of Notes or number of shares of Preferred Stock that we are offering in an auction. In the alternative, we may establish a minimum and a maximum aggregate principal amount of Notes or number of shares of Preferred Stock offered in an auction. In such an auction, the amount of Securities ultimately offered will be determined during the sizing period, which will be followed by a pricing period. We may decide not to sell any Securities in the auction process, regardless of the market-clearing interest or dividend rate or market-clearing price, even if valid bids are received for the entire auction amount.  If valid bids are received for 100% of the auction amount and we elect to sell Securities in the auction process, the entire auction amount will be allocated to the winning bidders.  If the number of Securities for which valid bids are received is less than 100% of the auction amount, whether determined pursuant to a sizing period or otherwise, we may (but are not required to) sell the number of Securities subject to bids received in the auction at the market-clearing interest or dividend rate or market-clearing price, as applicable.  See “The Auction Process—Allocation.”

Allocation
If we elect to sell Securities in the auction process, then any bids submitted in the auction which are less than the market-clearing interest or dividend rate or greater than the market-clearing price will receive allocations in full, while bids made at the market-clearing interest or dividend rate or market-clearing price with an earlier time stamp will receive allocations in priority to bids at the market-clearing interest or dividend rate or market-clearing price with a later time stamp.  For example, if your bid interest or dividend rate equals the market-clearing interest or dividend rate, you will be allocated Securities only to the extent that Securities have not been allocated to bidders with lower interest or dividend rate bids or to other bidders who bid at the market-clearing interest or dividend rate with an earlier time stamp.  See “The Auction Process—Allocation.”

Non-Competitive Bidding
Bidders may place bids for a specified number of Securities indicating that the bidder is willing to accept that number of Securities at whatever market-clearing interest or dividend rate or market-clearing price is established pursuant to the auction process, which we refer to as non-competitive bids.  The number of Securities that are the subject of each non-competitive bid will be treated in the auction process as having been bid for at the minimum interest or dividend rate or maximum price, as applicable, and will otherwise be treated identically to bids specifically made at the minimum interest or dividend rate or maximum price, as applicable.  See “The Auction Process—Non-Competitive Bidding.”

S-4

RISK FACTORS

Investing in the Securities involves a high degree of risk. You should carefully review the risks and uncertainties listed below, together with the risk factors described in the sections entitled “Risk Factors” in the accompanying prospectus and any applicable pricing supplement and in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this prospectus supplement. The risks described in these documents may not be the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Securities

Risks related to a particular series of Securities will be included in the applicable pricing supplement for such Securities.

Risks Related to the Auction Process

The allocation of our Securities and the interest or dividend rate and/or offering price for our Securities sold pursuant to this prospectus supplement may be determined through an auction administered by the Auction Service Provider.  In addition to the risks of an investment in our Securities, a participant in such an auction is subject to various risks, including, without limitation, the following.

Even if you submit a bid that is equal to the market-clearing interest or dividend rate (in the case of auctions based on interest rate bidding) or market-clearing price (in the case of auctions based on price bidding), you may not be allocated any or all of the Securities for which you bid.

We may determine either the interest or dividend rate for our Securities or the offering price (or, equivalently, yield) for our Notes sold pursuant to this prospectus supplement and the applicable pricing supplement through an auction administered by Zions Direct, the Auction Service Provider.  The auction process will determine either a market-clearing interest or dividend rate or market-clearing price for such Securities, depending on the type of auction specified in the applicable pricing supplement.  For an explanation of the meanings of market-clearing interest or dividend rate and market-clearing price, see “The Auction Process” in this prospectus supplement.

In an auction where bidders submit interest or dividend rate bids, if your bid interest or dividend rate equals the market-clearing interest or dividend rate, you will be allocated Securities only to the extent that Securities have not been allocated to bidders with lower bid interest or dividend rates or to other bidders who bid at the market-clearing interest or dividend rate with an earlier time stamp on the auction platform.  Similarly, in an auction where bidders submit price (or, equivalently, yield) bids, if your bid price equals the market-clearing price, you will be allocated Notes only to the extent that Notes have not been allocated to bidders with higher bid prices or to other bidders who bid at the market-clearing price with an earlier time stamp on the auction platform.  If bids for all of the Securities offered in an auction are received, each bid submitted at the market-clearing interest or dividend rate or market-clearing price, as the case may be, with an earlier time stamp on the auction platform will receive an allocation of Securities in priority to such bids with a later time stamp.  Accordingly, even if you submit a bid that is equal to the market-clearing interest or dividend rate or market-clearing price, as the case may be, you may not be allocated any or all of the Securities for which you bid based on your time stamp.

Moreover, if at the time of the submission deadline for an auction, the number of Securities subject to a bid is less than 50% (unless another percentage is specified in the applicable pricing supplement) of the fixed auction amount for such auction (in an auction with a fixed auction amount) or less than the minimum aggregate principal amount of Notes or number of shares of Preferred Stock offered for such auction (in an auction with a minimum aggregate principal amount or number of shares offered), then that offering will be cancelled and we will not sell any Securities in such offering.  We could also decide, in our sole discretion, not to sell any Securities in an auction after the market-clearing interest or dividend rate or market-clearing price, as the case may be, has been determined. As a result of these factors, you may not receive an allocation for all of the Securities for which you submit a bid. For an explanation of the meanings of auction amount, minimum and maximum principal offered, market-clearing interest or dividend rate and market-clearing price, see “The Auction Process” in this prospectus supplement.

S-5

Once you submit a bid, you may generally not revoke it.

Once you have submitted a bid, you may not subsequently lower your bid price, increase your interest or dividend rate bid, or reduce the number of Securities bid for while your bid is “in-the-money.”  Therefore, even if circumstances arise after you have submitted a bid that make you want to decrease your original bid price, increase your interest or dividend rate bid, or reduce the number of Securities originally bid for, you will nonetheless be bound by that bid so long as it remains “in-the-money.”

We and the underwriters reserve the right to reject any bid, and we may choose to reject all bids.

We and the underwriters reserve the right, in our and their respective sole discretion, to reject, in whole or in part, any bid that we or the underwriters deem to be manipulative, mistaken or where the bidder (or a broker-dealer submitting a bid on behalf of a customer) does not have sufficient liquid assets to settle a bid in an account maintained for that purpose with the underwriters or selected dealers, or for any other reason we or they may determine.  The parties reserve this right to preserve the integrity of the auction process.  Other conditions for valid bids, including eligibility and account funding requirements of participating dealers and individuals, may vary.  As a result of these varying requirements, a bid may be rejected, even while another bidder’s identical bid may be accepted.  See the section entitled “The Auction Process—Allocation” in this prospectus supplement.

We further reserve the right to, but are not obligated to, reject all bids if we are unable to sell all or a specified portion of the Securities offered in that auction, or for any other reason.  You will not be entitled to an allocation of Securities, even if your bid is “in-the-money” at the time an auction closes, until the auction process has determined the results of the auction and you have been informed that your bid or bids have been accepted.

We cannot assure you that an auction will be successful or that the full number of offered Securities will be sold.

We may decide not to sell any Securities in an auction, regardless of the market-clearing interest or dividend rate or the market-clearing price. If we elect to sell Securities in the auction process, the entire auction amount, whether determined pursuant to a sizing period or otherwise, will be allocated to the winning bidders. If the number of Securities for which valid bids are received is less than the fixed auction amount for such auction (in an auction with a fixed auction amount) and we decide to sell Securities in such auction, the market-clearing interest or dividend rate will be equal to the maximum interest or dividend rate (in an auction based on interest or dividend rate bidding) or the market-clearing price will be equal to the minimum price (in an auction based on price bidding), and we will sell the number of Securities subject to bids received in such auction. When the size of the offering will be determined at the end of the sizing period, the market-clearing interest or dividend rate or price, as applicable, will be determined based on bids for the amount of Securities so determined.  Adjustment of the size of the offering at the end of the sizing period may therefore result in a lower interest or dividend rate or a higher price, as applicable, than the interest or dividend rate or price that would result if the offering size was fixed at the maximum aggregate principal amount of Notes or number of shares of Preferred Stock offered.  Notwithstanding the foregoing, if the number of Securities for which valid bids are received is less than 50% (unless another percentage is specified in the applicable pricing supplement) of the fixed auction amount for such auction (in an auction with a fixed auction amount) or less than the minimum aggregate principal amount of Notes or number of shares of Preferred Stock offered for such auction (in an auction with a minimum aggregate principal amount or number of shares offered), then all valid bids will be rejected and we will not sell any Securities in such offering.  The liquidity of the Securities may be adversely affected by the amount of Securities sold by us in an auction, and whether any broker-dealer makes a market in that issue of Securities.  See “The Auction Process—Auction Amount.”

You may receive a full allocation of the Securities that you bid for if your bid is successful; therefore, you should not bid for more Securities than you are prepared to purchase.

Successful bidders may be allocated all or nearly all of the Securities that they bid for in an auction.  See “The Auction Process—Allocation.”  Therefore, we caution investors against submitting a bid that does not accurately represent the number of Securities that you are willing and prepared to purchase.

S-6

We may extend or cancel any auction of Securities.

We reserve the right to extend, one or more times up to a specified maximum, any auction past its scheduled end.  We also may cancel an auction, in our sole discretion, at any time.  Accordingly, you may not receive any or all of the Securities for which you bid.  See “The Auction Process—Allocation.”

If the market-clearing interest or dividend rate reaches the minimum interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or the market-clearing price reaches the maximum bid price (in the case of auctions based on price bidding) prior to the end of the auction as described in the applicable preliminary pricing supplement, then the auction will close immediately and the Securities will be allocated by the auction process, subject to acceptance in our discretion.

If the market-clearing interest rate reaches the minimum interest or dividend rate (in the case of auctions based on interest or dividend rate bidding), or the market-clearing price reaches the maximum bid price (in the case of auctions based on price bidding) prior to the scheduled end of the auction as described in the applicable pricing supplement, then the auction will close immediately and the Securities will be allocated by the auction process, subject to acceptance in our discretion.  Accordingly, there is no assurance that the auction will remain open for the full scheduled time and you should carefully monitor your bids and the market-clearing interest or dividend rate or market-clearing price, as the case may be, throughout the auction process.  As a result, your ability to bid or receive an allocation of Securities may be limited by the actions of other bidders.

Any auction may take place and end while debt and equity markets in the United States are still open, and, as a result, factors that you may take into account in determining the price for the Securities may change after you submit a bid.

Our auctions often take place over the course of several days. Debt and equity markets in the United States will be open during such auctions and, in certain circumstances, after the submission deadline. As a result, factors which you may have used to determine the price at which you bid for the Securities—for example, the yield to maturity of U.S. Treasury securities or securities of other issuers with similar maturities or spreads based on rates of other securities—may change after you submit a bid.

The auction process may result in less interest or dividend rate or price-sensitive investors playing a larger role in the determination of the public offering price and constituting a larger portion of the investors in the Securities offered, and, as a result, the secondary market valuations of Securities may be less than the public offering price established in an auction for the Securities offered.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations of securities in connection with such offerings.  These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings.  Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to the interest or dividend rate or price when participating in the auction process.  Because of the auction process, these less sensitive investors may have a greater influence in setting the market-clearing interest or dividend rate or market-clearing price and may represent a higher level of participation in this offering than is normal for other public offerings.  This, in turn, could result in secondary market valuations for our Securities being less than the public offering price established in an auction for the Securities offered.  As a result, the value of the Securities may decrease after the completion of an offering.  Also, because professional investors may have a substantial degree of influence on the secondary market valuation of Securities over time, the value of the Securities may decline and may not recover after an offering.  At the same time, certain investors may be less likely to actively trade Securities in the market than professional investors, which could also adversely affect the liquidity and the value of the Securities in the future.

You should not expect to sell your Securities after the conclusion of an offering, and you may not be able to resell Securities purchased in an auction or without incurring a loss.  Bids should not be submitted where you seek short term trading gains.

The market-clearing interest or dividend rate or market-clearing price established in an auction may bear little or no relationship to market demand or liquidity for our Securities following such an offering, or the price at which investors in the auction may resell the Securities.  Following an auction, the price of the Securities may decline.  If your objective is to make a short-term profit by selling your Securities after the conclusion of an auction, you should not submit a bid in an auction.  We believe many bidders will seek to hold Notes to maturity or Preferred Stock indefinitely, and will not be active traders, which is expected to limit secondary trading volumes in the Securities.  You may not be able to resell Securities purchased in an auction or without incurring a loss.

S-7

The aggregate principal amount of Notes or number of shares of Preferred Stock actually sold in a particular auction may be substantially higher or lower than any estimate provided in a preliminary pricing supplement on the auction website.

We may issue an indeterminate amount of Securities pursuant to this prospectus supplement.  We will specify in a pricing supplement the aggregate principal amount of Notes or number of shares of Preferred Stock that we expect to offer in a given auction. If we decide to sell more Notes of a particular series than we initially specify in the applicable pricing supplement, our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes and a loss in the trading value of your Notes, if any. If we decide to sell more Preferred Stock of a particular series than we initially specify in the applicable pricing supplement, the issuance of additional Preferred Stock may have important consequences for you as a holder of the Preferred Stock, including making it more difficult for our board of directors to declare dividends with respect to the Preferred Stock and a loss in the trading value of your Preferred Stock, if any. If we sell fewer Securities than we initially specify, the liquidity of your investment may be adversely affected.

We may reopen any series of Notes, and offer additional Notes at any time using a different market-clearing auction mechanism than the initial auction of Notes.

We may reopen any series of Notes and offer additional Notes of the same series having the same interest rates and other terms as the Notes issued in the original auction, except for the offering price of such Notes, the remaining term to maturity, and interest to the next interest payment date.  For reopened series of Notes, we may use the auction platform to determine a market-clearing price in a new auction, even if we used a market-clearing interest rate in the initial auction.  Accordingly, the auctions may result in different yields to investors in the same series of Notes depending on in which auction the Notes were purchased.

In the case of auctions based on price bidding, while you may submit bids based on either a percentage of principal amount or yield to maturity, winning bids will be determined by bids based on the percentage of principal amount.  Accordingly, even if you submit a bid based on yield to maturity at the market-clearing price, it is possible that you may not be allocated any Notes.

In the case of auctions based on price bidding, you may submit bids based on either price as a percentage of the principal amount per Note (at up to six decimal places or as otherwise set forth in an applicable pricing supplement or other information furnished by us) or yield to maturity (at up to three decimal places or as otherwise set forth in an applicable pricing supplement or other information furnished by us).  If you submit a bid based on price as a percentage of the principal amount of the Note, the auction screen will also display the equivalent yield; and if you submit a bid based on the yield to maturity, the auction screen will also display the equivalent price as a percentage of the principal amount.  However, as a result of rounding, different purchase prices as a percentage of principal amount that vary by only a small amount may be displayed as the same yield to maturity.  The auction process will determine the market-clearing price, and thus the allocation of Notes, based on purchase price as a percentage of principal amount per Note, not yield to maturity.  As a result, if you place a bid based on yield to maturity at the market-clearing price, you may not be allocated any Notes in the auction.  For example, assume that the interest rate on Notes that mature four years after settlement is 4.00% and the auction results in a market-clearing price of 99.000000.  Rounded to three decimal places, this market-clearing price converts into a yield to maturity of 4.275%.  If you submit a bid based on yield to maturity at 4.275%, this would convert to a purchase price as a percentage of principal amount per Note of 98.998689, and thus, you would not be allocated any Notes in the offering.

Submitting bids through brokers or having an underwriter or selected dealer submit bids on your behalf may require that bidders act sooner and comply with earlier deadlines to submit or modify their bids, to the extent permitted.

Potential investors may choose to bid in an auction through their own broker-dealer or, unless otherwise indicated in the applicable pricing supplement, request an underwriter or one of the selected dealers to bid on their behalf.  In addition, brokers who are not an underwriter or a selected dealer will need to submit their bids, either for their own account or on behalf of their customers, through an underwriter or a selected dealer that has determined, in its sole discretion, to submit bids for customers that request that service.  You should note that any underwriter or selected dealer that submits bids on behalf of customers (including brokers) will impose earlier submission and modification deadlines than those that are applicable to bidders bidding directly on the auction website, and may restrict or preclude modifications in some circumstances.  As a result of such earlier submission or modification deadlines, or such modification restrictions, potential investors who submit bids indirectly will need to submit or modify (to the extent permitted) their bids earlier than other bidders, and it will be more difficult for such bids to be modified (to the extent permitted).  Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you wish to bid with respect to such deadlines.  Bids that are submitted indirectly through other persons rather than directly on the auction platform may be subject to additional systemic or operational risks arising from such other persons’ systems or operations, or delays or failures in communications, including the internet.

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The Auction Service Provider may experience difficulties with the auction platform, which may disrupt the ability of bidders to place bids, particularly during periods of expected high volume such as those at the end of the auction.

If numerous bidders try to access the auction platform and submit bids simultaneously, there may be a delay in receiving and/or processing their bids.  Bidders should be aware that auction website capacity limits may prevent last-minute bids or changes to bids from being received by the auction website and should plan their bidding strategy accordingly.  The auction platform is also subject to potential communications and internet delays and failures, beyond the control of us, the underwriters, selected dealers or the Auction Service Provider.  We cannot guarantee that any submitted bid will be received, processed and accepted during the auction period or will be allocated any Securities.

Risks Related to the Company

For risks related to the Company, refer to the risk factors included in the Company’s in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this prospectus supplement.

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THE AUCTION PROCESS

We will use the auction platform of the Auction Service Provider to set certain terms of the Securities and the allocation of the Securities among bidders, which we refer to as the “auction process.” We will use the auction process to determine the aggregate principal amount of Notes or number of shares of Preferred Stock to be sold in an auction and the allocation of our Securities among bidders and to determine the interest or dividend rate of the Securities (in the case of auctions based on interest or dividend rate bidding) or public offering price (or, equivalently, yield) (in the case of auctions based on price bidding) of our Notes.  The auction process will involve a modified “Dutch auction,” where the Auction Service Provider’s auction website will receive bids at or below a maximum interest or dividend rate per Security (in the case of auctions based on interest or dividend rate bidding) or at or above a minimum price (or, equivalently, a maximum yield) per Note (in the case of auctions based on price bidding), as described in the applicable pricing supplement.

The auction process will determine the market-clearing interest or dividend rate or market-clearing price, as the case may be, for the sale of the Securities offered in such auction and, if we choose to proceed with the offering, the auction process will allocate Securities to the successful bidders.  The market-clearing interest or dividend rate or market-clearing price, as the case may be, determined by the auction platform, may be different from, or bear little or no relationship to, the interest or dividend rate or price that would be established using traditional methods.  You should carefully consider the risks of the auction process described under “Risk Factors—Risks Related to the Auction Process.”

The auctions will be held on the website www.auctions.zionsdirect.com (the “auction website”).  The following describes how the auctions will be conducted.

We and the underwriters each reserve the right to change the terms of any auction from those described herein and such changes will be described in a pricing supplement, or disclosed by us or the underwriters on the Auction Service Provider’s auction website.  Among other things, we, the underwriters and the Auction Service Provider may also establish additional rules or procedures governing any auction, the manner of submitting bids, qualifying as a bidder and settling purchases of Securities allocated as a result of an auction, which will be described in a pricing supplement.  Any auction may be extended or terminated as described below.

Prior to the commencement of any given auction, we or the underwriters will make available to potential investors, by posting on the internet auction website, a prospectus supplement, including a pricing supplement with respect to that auction.  These disclosures will specify, among other things:

●
the aggregate principal amount of the series of Notes or the number of shares of the series of Preferred Stock that we are auctioning (in an auction with a fixed auction amount) or the minimum and maximum principal amount or number of shares offered (in an auction with a range) applicable to such auction (in each case, as described in more detail below under “—Auction Amount”);

●	whether bids for that auction are to be submitted based on interest or dividend rate or price;

●	whether or not non-competitive bids will be permitted;

●	any minimum or maximum interest or dividend rate or minimum or maximum price (and equivalent maximum or minimum yield) at which bids may be submitted;

●	the auction commencement time and the auction period;

●	in an auction with a minimum and a maximum principal amount or number of shares offered, the end of the sizing period (see “—Auction Amount” below for an explanation of the sizing period process); and

●	information regarding any other method through which we may be offering the Securities.

In the case of Notes, we reserve the right to reopen a series of Notes one or more times, and use the auction process to set the market clearing price on the reopened Notes, and such market clearing price may be different from that used in the initial auction, in which case the total amount of Notes of that series that we may issue could be significantly greater than the auction amount initially offered and sold.

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Date, Time and Location of Auction

The auctions will be hosted on the auction website www.auctions.zionsdirect.com, and will be open for the period of time specified in the applicable pricing supplement.  The auction period may be extended and auctions may be terminated at any time.  Also, if the market-clearing interest or dividend rate reaches the minimum interest or dividend rate (in the case of auctions based on interest or dividend rate bidding), or the market-clearing price reaches the maximum bid price (in the case of auctions based on price bidding) prior to the scheduled end of the auction, the auction will close immediately and the Securities will be allocated, subject to acceptance in our discretion.  See “—Auction Bidding Process; Irrevocability of Bids.”

Registration and Qualification of Bidders; Suitability

To bid in an auction, any prospective investor must obtain a bidder ID, either from an underwriter or selected dealer, or by going directly to the auction website, and become a registered and qualified bidder, which may be done in the following manner:

●	Using the bidder ID previously obtained, you can register and qualify directly on the auction website;

●
Alternatively, unless otherwise specified in the applicable pricing supplement, you may request  an underwriter or selected dealer to place a bid on your behalf if, in its discretion, such underwriter or selected dealer is willing to provide such service; or

●
Contact your own broker-dealer, which itself must then either register and qualify on the auction website or place a bid through an underwriter or selected dealer if, in its discretion, such underwriter or selected dealer is willing to provide such service.

Individual bid limits may be imposed with respect to any given auction either by the auction platform or by an underwriter or selected dealers.  Prospective bidders who want to bid for more than their individual limit should contact the person indicated on the auction website or their applicable underwriter or selected dealer. Adequate time should be allowed for any such request to be processed and any additional information required to be collected and submitted.  There is no assurance that any such request will be authorized.

An overall maximum bid quantity may be established for all registered bidders as to the number of Securities for which any registered bidder may bid. An overall maximum bid quantity will limit the total dollar amount that any bidder may bid in a certain auction, regardless of whether the bidder was approved for an individual maximum bid limit in excess of the overall maximum bid quantity.  See the applicable pricing supplement relating to an auction for overall maximum bid quantities.  The overall maximum bid quantity may be limited by any individual maximum bid limit to which a particular registered bidder may be subject on an individual basis.

As described below under “—Auction Bidding Process; Irrevocability of Bids,” each bidder bidding directly at the auction website is allowed to place one or more separate, concurrent bids.  Bidders using an underwriter, selected dealer or broker to submit their bids, may be subject to additional requirements or limitations that may be imposed by the underwriter or selected dealer.  However, a bidder will not be able to successfully place aggregate “in-the-money” bids that exceed the bidder’s then current individual bid limit.  Any bids submitted that would cause a bidder to exceed such bidder’s then current individual bid limit will only be accepted to the extent the total amount of such bid is within such bid limit.  See “—Auction Bidding Process; Irrevocability of Bids” for more information about these limitations.

A prospective bidder, to participate as a “qualified bidder” in an auction, must (1) register to have a bidding account and (2) satisfy and agree to the applicable terms and conditions specific to each auction.  Prospective bidders will be required to answer certain questions that indicate that such bidder has accessed or received the offering materials and understands the risk of investing in the Securities and that the Securities are suitable for such bidder.  In addition, by registering to bid in the auctions, a prospective bidder will be deemed to represent and warrant to us that such bidder’s bid is submitted for and on behalf of such prospective bidder for its own account, or by an officer or agent who is duly authorized to bind the prospective bidder and that any bid is a legal, valid and enforceable contract with respect to the bid for, and purchase of, our Securities.

Our Securities may not be a suitable investment for you, even if you qualify to participate in an auction.  Moreover, even if you qualify to participate in an auction and place a bid, you may not receive an allocation of Securities in our offering for a number of reasons described in this prospectus supplement.  See “Risk Factors—Risks Related to the Auction Process—Even if you submit a bid that is equal to the market-clearing interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or market-clearing price (in the case of auctions based on price bidding), you may not be allocated any or all of the Securities for which you bid.”

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STEP 1: Become a registered bidder

(a)           Register to have a Bidding Account.  Individuals and institutions who wish to participate in the auctions by bidding themselves must have a bidding account.  A bidding account gives you access to the auctions hosted by the Auction Service Provider.  Individuals and institutions first have to obtain a bidder ID, either from an underwriter or selected dealer or from the auction website.  Once you have obtained a bidder ID, you may open a bidding account by going to the auction website at https://auctions.zionsdirect.com/user/register, filling in the required information and submitting the bidder registration information electronically.  Alternatively, unless otherwise specified in the applicable pricing supplement, an underwriter or selected dealer may, in its discretion, upon a customer’s request, submit bids on behalf of its customers that request such service.  Such potential investors or brokers who submit bids to purchase Securities through their broker or indirectly through underwriters or selected dealers will not be able to bid directly for the Securities on the auction website.  See “Risk Factors—Submitting bids through brokers or having an underwriter or selected dealer submit bids on your behalf may require that bidders act sooner and comply with earlier deadlines to submit or modify their bids.”

(b)           Registration is only required once.  After successfully registering with the auction website as a bidder, a prospective bidder becomes a registered bidder for each auction.  The auction website will confirm such bidder’s successful registration.  A prospective bidder is not obligated to submit a bid in any auction simply because that bidder has registered as a bidder, on the auction website.

STEP 2: Become a qualified bidder

(a)           Qualifying for an auction.  After logging into the bidder’s bidding account and selecting an auction from the calendar page, the bidder must qualify to participate in an auction.  For such bidder to qualify to bid in an auction, the bidder must:

(1)           make certain acknowledgements regarding access or receipt of the offering documents for the selected auction in which the bidder wishes to participate;

(2)           verify certain suitability questions relating to an investment in the Securities being auctioned; and

(3)           in certain cases, update the bidder’s suitability profile.

Such review, verification, certification and authorization are acknowledged by clicking on the corresponding checkboxes and by clicking on “I Agree” on the webpage that appears when accessing an auction.  Such certification and authorization is a requirement for bidders to qualify to participate in an auction.  By satisfying and accepting the terms and conditions of the Securities auction and authorizing updates in the suitability profile, if necessary, a bidder becomes able to participate in that specific auction.  These suitability requirements are in addition to any other suitability requirements imposed by any broker-dealer (including the underwriters and selected dealers) on its customers.

(b)           Qualifying for each auction.  Qualification to participate in a given auction does not transfer over to any other auction conducted on the auction website.  Therefore, registered bidders are required to review and acknowledge the terms of each auction every time they wish to participate in a new auction.

(c)           Successful Bidders.  If a bidder is successful and is allocated Securities in an auction, the bidder must then provide additional information, and must have a brokerage account with an underwriter or a selected dealer, or with a broker-dealer that has an account with an underwriter or selected dealer.

Each prospective bidder will be solely responsible for making necessary arrangements to access or causing its broker-dealer to access www.auctions.zionsdirect.com for purposes of submitting bids in a timely manner and in compliance with the requirements described in this prospectus supplement and other offering documents, including any pricing supplement.

Neither we, the underwriters, the selected dealers nor the Auction Service Provider have any duty or obligation to register any prospective bidder, to provide or assure access to the auction platform to any prospective bidder or to qualify any person or entity for any auction.  Neither we, the underwriters, the selected dealers, nor the Auction Service Provider will be responsible or liable for a bidder’s failure to register to bid or failure to qualify for an auction, proper operation of www.auctions.zionsdirect.com, or for any delays or interruptions related to the auction website, including any consequential, special or other damages.

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Interested investors may also submit bids to purchase Securities through their broker.  Brokers that wish to submit bids, either for their own account or on behalf of their customers, must first qualify and register either through an underwriter or selected dealer or directly at the auction website.  Each broker that submits bids through the auction site will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Securities is appropriate for any particular investor.  Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”).  If you do not meet the relevant suitability requirements, you will not be able to bid in an auction.  Interested investors who submit bids to purchase Securities through their broker will not be able to bid directly on the Securities on the auction website.  You should contact your brokerage firm to better understand how you may submit bids in an auction.

Auction Bidding Process; Irrevocability of Bids

Auctions will be open to qualified bidders for the period of time specified in the applicable pricing supplement using an auction platform bidder ID and password obtained at the time of registration.  The bidding period of time may be extended or may conclude before the scheduled end of an auction as described below.  Bids must be submitted electronically at www.auctions.zionsdirect.com, by bidders bidding directly, or through an underwriter or selected dealer.  See “—Registration and Qualification of Bidders; Suitability” above.

Bidding for Securities will be on the basis of either the interest or dividend rate that you are willing to receive or the price that you are willing to pay, as described in the applicable pricing supplement.  The auction site will permit you to bid on the interest or dividend rate or price you are willing to pay per Security.

Once you have submitted a bid, while that bid is “in-the-money”, you may not then increase the interest or dividend rate at which you bid (in the case of auctions based on interest or dividend rate bidding), lower the bid price at which you bid (in the case of auctions based on price bidding) or lower the number of Securities subject to your bid.

If your bid is or becomes “out-of-the-money,” you will be able to:

●	increase the number of Securities you are bidding for (subject to your individual bid limit);

●	decrease the interest or dividend rate per Security that you are willing to receive (in the case of auctions based on interest or dividend rate bidding); and/or

●	increase the price per Note that you are willing to pay (or, equivalently, decrease the yield you are willing to receive) (in the case of auctions based on price bidding).

Each bidder bidding directly at the auction website is allowed to place one or more separate, concurrent bids.  Bidders who have an underwriter, selected dealer or broker bid for them, rather than bidding directly at the auction website, may be subject to limitations or requirements that may be imposed by the underwriter or selected dealer.

Each bid may be made for different numbers of Securities and for different interest or dividend rates (in the case of auctions based on interest or dividend rate bidding) or bid prices (in the case of auctions based on price bidding).  A bidder who has one active bid will be able to bid up to his individual bid limit in that one bid.  However, if a bidder has more than one active bid, the aggregate amount of “in-the-money” bids (as described below) cannot exceed that bidder’s individual bid limit.  Any bids submitted that would cause a bidder to exceed such bidder’s individual bid limit will only be accepted to the extent the total amount of such bids is within such bid limit.  Each bidder may only bid through an underwriter or one selected dealer (either directly or indirectly or through their broker-dealer) using one bidder ID for each auction.  Bids placed in any other fashion may not be accepted.

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In an auction based on interest or dividend rate bidding, the individual bid limit for any given bidder is allocated first to the bid with the lowest “in-the-money” interest or dividend rate bid by such bidder, with the amount allocated equal to the stated principal amount of each Note or liquidation preference of each share of Preferred Stock multiplied by the number of Securities of such bid at that interest or dividend rate.  Any remaining individual bid limit for that bidder is then allocated to the next lowest “in the money” interest or dividend rate bid by such bidder, with the amount allocated equal to the stated principal amount of each Note or liquidation preference of each share of Preferred Stock multiplied by the number of Securities bid at that interest or dividend rate, and so on until the individual bid limit assigned to that bidder has been reached.  The bids of a bidder who has placed multiple bids may be deemed to be “in-the-money” only to the extent that:

(1)           the interest or dividend rate at which such bid was submitted is at or below the market-clearing interest or dividend rate; and

(2)           the aggregate dollar amount of the multiple bids that are “in-the-money” is less than or equal to that bidder’s individual bid limit.

In short, the maximum number of Securities that a bidder may be allocated will be those Securities designated as “in-the-money” by the auction website.

In an auction based on price bidding, each bid must be specified to the nearest six decimal places or as otherwise set forth in an applicable pricing supplement.  Further, the individual bid limit for any given bidder is allocated first to the highest “in-the-money” price per Note bid by such bidder multiplied by the number of Notes bid at that price (or if the bidder has placed a bid on the basis of yield, the price necessary to achieve that yield, given the terms of the Notes).  Any remaining individual bid limit for that bidder is then allocated to the next highest “in-the-money” price per Note bid by such bidder multiplied by the number of Notes bid at that price, and so on until the individual bid limit assigned to that bidder has been reached.  The bids of a bidder who has placed multiple bids may be deemed to be “in-the-money” only to the extent that:

(1)           the price at which such bid was submitted is at or above the market-clearing price; and

(2)           the aggregate dollar amount of the multiple bids that are “in-the-money” is less than or equal to that bidder’s individual bid limit.

In short, the maximum number of Securities that a bidder may be allocated will be those Securities designated as “in-the-money” by the auction website.

Each separate bid is irrevocable when made, but may be modified as described above in order to increase the number of Securities bid for, to decrease the interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or to increase the bid price (or decrease the yield) (in the case of auctions based on price bidding).  There is no limit to the number of times that a bidder may improve an individual bid, unless the bid is designated as “in-the-money”.  In no event will a bidder be allowed to submit or modify a bid in a manner that would result in a reduction in that bidder’s aggregate number of Securities that are currently designated as “in-the-money”.  A modification of one bid does not modify any other bid.  Because each bid is independent of any other bid, each bid may result in an allocation of Securities; consequently, the sum of the number of Securities bid upon in all bids should be no more than the total number of Securities the bidder is willing to purchase.

You should consider all the information in the applicable pricing supplement, this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in determining whether to submit a bid, the number of Securities you are interested in purchasing and the interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or price (or yield) (in the case of auctions based on price bidding) at which you submit a bid.

How to Submit a Bid

Each registered, qualified bidder can submit bids by logging in to www.auctions.zionsdirect.com and:

●	stating the number of Securities that you seek to purchase;

●
stating the interest rate you are willing to receive for Notes purchased at a price equal to the principal amount of such Notes indicated or the dividend rate you are willing to receive for shares of Preferred Stock purchased at a price equal to the liquidation preference of such shares indicated (in the case of auctions based on interest or dividend rate bidding) or the purchase price per Note (or, equivalently, the yield) at which you are willing to purchase the Notes (in the case of auctions based on price bidding);

●	submitting your bid on the bid page by clicking “Submit”; and

●	reviewing your bid to ensure accuracy, checking the box to confirm accuracy and confirming your bid by clicking “Confirm.”

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The auction system will not enter your bid as an official bid unless all these steps are completed in a manner consistent with the auction procedures.

Once an investor submits a bid to www.auctions.zionsdirect.com, that bid will constitute an offer to purchase our Securities on the terms provided for in the bid.  By submitting a bid, a bidder agrees to receive all notifications required by law or regulation or provided for by the terms and conditions under which the Securities are purchased and owned electronically at the last electronic address the bidder had provided.

An underwriter or the selected dealers may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids.  Bids may be rejected if you do not provide the required funds or securities within the earliest time specified in the pricing supplement or confirmation, by the broker-dealer holding your account, which will hold Securities purchased.  An underwriter or the selected dealers may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts.  In any case, if you are a successful bidder, you will be obligated to purchase the Securities allocated to you by the auction process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur within three business days after the allocation of Securities following the scheduled completion of an auction (such settlement being referred to as “T+3”), or such later time as may be specified by us in the applicable pricing supplement.

For purposes of the electronic bidding process at www.auctions.zionsdirect.com, the time as maintained on www.auctions.zionsdirect.com will constitute the official time of a bid.  Bidders will be able to monitor the status of their bids as described more fully below.  Bids submitted on www.auctions.zionsdirect.com must be received before the end of the period of time specified in the applicable preliminary pricing supplement, unless the auction is extended as described in the next paragraph.

Each auction may have an “auction extension window” commencing at a specified amount of time prior to the originally scheduled end of the auction, and running until the actual end of the auction, during which time the auction may be extended if there is a change in the allocation of the Securities being auctioned among qualified bidders (or change in purchase price or yield if specified in the applicable preliminary pricing supplement) (each, an “extension change”), for a specified amount of time (each, an “incremental extension period”) commencing upon the occurrence of each successive extension change.  The aggregate extensions shall not extend more than a specified maximum amount of time (the “aggregate extension period”) beyond the originally scheduled end of the auction.  Unless specified otherwise in the applicable pricing supplement for the particular auction, each auction’s “auction extension window” and “incremental extension period” will be two (2) minutes each, and the “aggregate extension period” will be ten (10) minutes.

Although the auction platform has been subjected to stress testing to confirm its functionality and ability to handle numerous bidders, we cannot predict the response of the potential investors to any issuance of Securities pursuant to this prospectus supplement.  Bidders should be aware that if enough bidders try to access the platform and submit bids simultaneously, there may be a delay in receiving and/or processing their bids.  Bidders should also be aware that general communications and internet delays or failures unrelated to the auction platform, as well as auction website capacity limits or failures may prevent bids, especially last minute bids, from being received on a timely basis by the auction website and should plan and effect their bidding accordingly.  We cannot guarantee that any submitted bid will be received, processed and accepted during the auction process.  See “Risk Factors—Risks Related to the Auction Process— The Auction Service Provider may experience difficulties with the auction platform, which may disrupt the ability of bidders to place bids, particularly during periods of expected high volume such as those at the end of the auction.”

The auctions will be “open” auctions, with bidders being updated on the status of their bids relative to other bidders, as described in this paragraph.  At no point during any auction, however, will bidders have access to other bidders’ actual bids, and at no point will bidders have access to other bidders’ identities.  After submission and confirmation of bid quantity and interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or price (in the case of auctions based on price bidding), the www.auctions.zionsdirect.com web page will indicate whether that bid is at that time a successful one, or “in-the-money.”

An “in-the-money” bid is a bid for such principal amount of Notes or number of shares of Preferred Stock that are bid at or below the market clearing interest rate per Note or dividend rate per share of Preferred Stock (in the case of auctions based on interest or dividend rate bidding) or at or above the market clearing price (or at or below the equivalent yield) per Note (in the case of auctions based on price bidding) and that would be accepted under the time stamp provisions described below if the auction ended at that particular time.  A bid must be “in-the-money” at the close of the auction to be accepted.

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In order to monitor the progress of an auction, bidders may need to manually refresh the auction website’s bid page to see whether their status has changed.  This process will continue until the end of the auction, at which point the auction process will review the submitted bids and determine the auction purchasers and allocations, subject to acceptance in our discretion.  See “Risk Factors—Risks Related to the Auction Process” in this prospectus supplement.

Also, if the market-clearing interest or dividend rate reaches the minimum interest or dividend rate (in the case of auctions based on interest or dividend rate bidding), or the market-clearing price reaches the maximum bid price (in the case of auctions based on price bidding) prior to the scheduled end of the auction, the auction will close immediately and Securities will be allocated as discussed herein, subject to acceptance in our discretion.

Auction Amount; Sizing Period

We may establish a fixed aggregate principal amount of Notes or number of shares of Preferred Stock that we are offering in an auction.  In such an offering, this amount is the auction amount. Any fixed auction amount will be provided in the applicable pricing supplement. Unless otherwise specified in the applicable preliminary pricing supplement, if the number of Notes or shares of Preferred Stock subject to a bid is less than 50% of the fixed auction amount for such auction at the time of the scheduled end of the auction, then all valid bids will be rejected and we will not sell any Securities in such offering.  The amount of Securities issued may be greater than the auction amount as described under “— Sale of Additional Notes.”

In the alternative, we may establish a minimum aggregate principal amount of Notes or number of shares of Preferred Stock offered, which we refer to as the minimum principal offered, and a maximum aggregate principal amount of Notes or number of shares of Preferred Stock offered, which we refer to as the maximum principal offered, in any auction (which will be provided in the applicable pricing supplement), in which case the amount that we actually sell (which is the auction amount in such auctions) will be determined by the auction in the following manner. If, prior to the time designated as the end of the “sizing period” of an auction in the applicable pricing supplement, we have received valid bids for at least the minimum principal offered, the auction amount will be equal to the amount of Securities represented by valid bids received prior to the end of the sizing period, but in no event will the auction amount be greater than the maximum principal offered. This means that, if valid bids have been received for the minimum principal offered by the end of the sizing period, the auction amount will not increase any further after the earlier of (i) the end of the sizing period and (ii) the time that valid bids are received for the maximum principal offered.

However, if, by the end of the sizing period, valid bids have not been received for at least the minimum principal offered, the sizing period will be extended until the earlier of (i) that time that valid bids are received for at least the minimum principal offered and (ii) the scheduled end of the auction as set forth in the applicable pricing supplement. If valid bids are received for at least the minimum principal offered by the scheduled end of the auction, the auction amount will be equal to the minimum principal offered; however, if bids are not received for at least the minimum principal offered, all valid bids will be rejected and we will not sell any Securities in the auction.

For example, assume that the minimum principal offered is 1,000 Securities; the maximum principal offered is 2,000 Securities; the auction is scheduled to begin at 9:00 a.m. and end at 5:00 p.m. on that same day; the end of the sizing period is designated as 4:00 p.m.; and the following represents all of the bids submitted in such auction:

Bidder	Number of Securities Represented by Bid	Time Stamp
A	400	10:00 AM
B	400	3:00 PM
C	400	4:50 PM
D	400	4:55 PM

In this example, because bids for the minimum principal offered had not been received prior to 4:00 p.m., which is the designated end of the sizing period, the sizing period will be extended until the earlier of (i) that time that valid bids are received for at least the minimum principal offered and (ii) 5:00 p.m., the scheduled end of the auction. Moreover, because bids for the minimum principal offered had not been received prior to 4:00 p.m., the auction amount cannot be greater than the minimum principal offered of 1,000 Securities. In this example, the sizing period ends at 4:50 p.m., the time when bids for at least the minimum principal offered had been received, and the auction amount is set at 1,000 Securities at that time, even though bids for an aggregate of 1,200 Securities had been received at that time.

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As another example, assume that the minimum principal offered is 1,000 Securities; the maximum principal offered is 2,000 Securities; the auction is scheduled to begin at 9:00 a.m. and end at 5:00 p.m. on that same day; the end of the sizing period is designated as 4:00 p.m.; and the following represents all of the bids submitted in such auction:

Bidder	Number of Securities Represented by Bid	Time Stamp
A	400	10:00 AM
B	400	3:00 PM
C	400	3:30 PM
D	400	3:45 PM
E	400	4:45 PM

In this example, the auction amount is 1,600 Securities, and the auction amount is set at 4:00 p.m., which is the designated end of the sizing period, because bids for at least the minimum principal offered had been received prior to the end of the sizing period. The auction amount is not 2,000 Securities, because bidder E submitted its bid after the end of the sizing period, at which time the auction amount was finally determined.

The scenarios above are examples only and should not be considered indicative of an appropriate or likely auction amount.

Maximum and Minimum Interest or Dividend Rate

In an auction based on interest or dividend rate bidding, we may establish a maximum and minimum interest or dividend rate for each auction. Any maximum and minimum interest or dividend rate for an auction will be provided in the applicable pricing supplement. Any interest rate bid above the maximum interest or dividend rate or below the minimum interest or dividend rate, if any, will be automatically rejected.

Market-Clearing Interest or Dividend Rate

In an auction based on interest or dividend rate bidding, all Securities will be sold at the principal amount per Note or liquidation preference per share of Preferred Stock indicated, and the Securities will bear interest or dividends at the market-clearing interest or dividend rate.  If the number of Securities for which bids are received in an auction is equal to or greater than 100% of the auction amount, which will be determined as described under “—Auction Amount,” the market-clearing interest or dividend rate for our Securities in such auction will be the lowest interest or dividend rate at which such auction amount is sold.  The auction process will determine this interest or dividend rate by moving down the list of accepted bids in ascending order of interest or dividend rate until the total quantity of Securities bid for is greater than or equal to the auction amount.

For example, assume that the auction amount is 1,600 Securities (either as a result of an auction with a fixed auction amount or as a result of the auction amount being determined as described in the second example under “—Auction Amount”) and that the following bidders have bid as follows:

Bidder	Number of Securities Represented by Bid	Interest or Dividend Rate Bid	Time Stamp
A	400	3.10%	10:00 AM
B	400	3.25%	3:00 PM
C	400	3.35%	3:30 PM
D	400	3.10%	3:45 PM
E	400	3.10%	4:45 PM

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In this example, 3.10% is not the market-clearing interest or dividend rate because only 1,200 of the Securities offered could be sold with that interest or dividend rate at a purchase price equal to the principal amount or liquidation preference indicated.  Furthermore, 3.35% is not the market-clearing interest or dividend rate because, although all of the Securities being offered will be sold with an interest or dividend rate below 3.35%, this is not the lowest interest or dividend rate at which the auction amount could be sold at a purchase price equal to the principal amount or liquidation preference indicated.  Instead, the auction amount in this example will be sold with a lower stated interest or dividend rate of 3.25% at a purchase price equal to the principal amount or liquidation preference.  Therefore, 3.25% is the market-clearing interest or dividend rate in this example.  The entire auction amount will be sold with a stated interest or dividend rate equal to the market-clearing interest or dividend rate at a purchase price equal to the principal amount or liquidation preference indicated, unless we decide, in our discretion, to refrain from selling any Securities in the offering after the market-clearing interest or dividend rate has been determined.  Even the Securities that were bid for at 3.10% will be sold with a stated interest or dividend rate equal to 3.25% at a purchase price equal to the principal amount or liquidation preference indicated.  Bidder A, Bidder B, Bidder D and Bidder E will each be awarded 400 Securities with a stated interest or dividend rate on the Securities of 3.25%.  Bidder C will not be awarded any Securities in this auction.

The market-clearing interest or dividend rate may be different from, and have little or no relationship to, the interest or dividend rate that would be established using other offering methods, or that would result based on reference to other interest or dividend rates on, or spreads to, other debt instruments such as U.S. Treasury securities. The scenario above is an example only and should not be considered indicative of an appropriate or likely market-clearing interest rate of our Securities.

Minimum and Maximum Price

In an auction based on price bidding, we may establish a minimum price (and equivalent maximum yield) and a maximum price (and equivalent minimum yield) at which bidders may submit bids for each auction. Any such minimum price (and equivalent maximum yield) and maximum price (and equivalent minimum yield) for an auction will be provided in the applicable pricing supplement. Any bid submitted at a price below the minimum price (and above the maximum yield) or above the maximum price (and below the minimum yield), if any, will be automatically rejected. Even if we set a minimum price in an auction, the Notes offered in that auction may still be treated as issued with original issue discount for U.S. federal income tax purposes. Certain material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of a particular series of Securities may be included in the applicable pricing supplement for such Securities.

Market-Clearing Price

In an auction based on price bidding, all Notes will be sold at the market-clearing price.  If the number of Notes for which bids are received in an auction is equal to or greater than 100% of the auction amount, which will be determined as described under “—Auction Amount,” the market clearing price for our Notes in such auction will be the highest price at which such auction amount can be sold.  If a bidder chooses to submit a bid on the basis of yield, instead of price, that bid will be considered to be for the price necessary to achieve the bid yield given the other terms of the Notes being offered.  The auction process will determine this price by moving down the list of accepted bids in descending order of bid price until the total quantity of Notes bid for is greater than or equal to the auction amount.

For example, assume that the auction amount is 1,600 Notes (either as a result of an auction with a fixed auction amount or as a result of the auction amount being determined as described in the second example under “—Auction Amount”) and that the following bidders have bid as follows:

Bidder	Number of Notes Represented by Bid	Bid Price	Time Stamp
A	400	100.0	10:00 AM
B	400	99.9	3:00 PM
C	400	99.8	3:30 PM
D	400	99.9	3:45 PM
E	400	99.9	4:45 PM

In this example, 100.0 is not the market-clearing price because only 400 of the Notes offered could be sold at that price.  Furthermore, 99.8 is not the market-clearing price because, although all of the Notes being offered will be sold for prices over 99.8, this is not the highest price at which the auction amount could be sold.  Instead, the auction amount in this example will be sold at the higher price of 99.9.  Therefore, 99.9 is the market-clearing price in this example.  The entire auction amount will be sold at the market-clearing price, unless we or the underwriters decide, in our or their sole discretion, to refrain from selling any Notes in the offering after the market-clearing price has been determined.  Even the Notes that were bid for at 100.0 will be sold for 99.9.  In this auction, the winning bidders will pay $999.00 for each Note, which has a principal amount of $1,000. Bidder A, Bidder B, Bidder D and Bidder E will each be awarded 400 Notes at a price of $999.0 per Note. Bidder C will not be awarded any Notes in this auction.

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The market-clearing price may be different from, and have little or no relationship to, the price that would be established using other methods, or that would result based on reference to other market yields or yields on, or spreads to, other debt instruments, such as U.S. Treasury securities. The scenario above is an example only and should not be considered indicative of an appropriate or likely market-clearing price of our Notes.

Allocation

During the auction, Securities are allocated to bids with the lowest interest or dividend rate (in the case of auctions based on interest or dividend rate bidding) or highest price (or, equivalently, lowest yield) (in the case of auctions based on price bidding).  Bids with the same interest or dividend rate or price (or yield), as the case may be, are allocated by time stamp in the auction process to the earliest bid. Once bids have been received for the auction amount in an auction, the allocation of Securities being auctioned is determined first by interest or dividend rate or price (or yield), as the case may be, and second by time stamp.  Bidders bidding below the market-clearing interest or dividend rate or above the market-clearing price, as the case may be, will be allocated the entire quantity of Securities for which they bid; however, in no event will a bidder be allowed to successfully bid for a greater number of Securities than the lesser of (1) the number of Securities that that bidder’s individual bid limit would permit based on the principal amount of the Notes or number of shares of Preferred Stock (in the case of auctions based on interest or dividend rate bidding) or the prices bid for such Notes (in the case of auctions based on price bidding) and (2) the total number of that bidder’s bids designated as “in-the-money” by the auction website. In the event that multiple bidders bid at exactly the market-clearing interest or dividend rate or market-clearing price, as the case may be, and the total quantity of Securities for which they have bid exceeds the aggregate amount of Securities not allocated to higher bidders, the Auction Service Provider will allocate the remaining Securities to the bids with the earliest time stamp.  The Securities will first be allocated to the bid with the earliest time stamp, then to the bid with the next earliest time stamp, and so on until all of the Securities being offered are allocated to bidders.  To preserve the bidder’s earliest time stamp, a bidder will be required to use an additional bid row on the auction website to increase the number of Securities bid for without decreasing the interest or dividend rate or improving the price.

For example, in an auction based on interest or dividend rate bidding, assume that the auction amount is 1,000 Securities and that the following bidders have bid as follows:

Bidder	Number of Securities Represented by Bid	Interest or Dividend Rate Bid	Time Stamp
A	400	3.10%	11:00 AM
B	400	3.20%	10:00 AM
C	400	3.20%	10:30 AM

In this example, 3.20% is the market-clearing interest or dividend rate because it is the lowest stated interest or dividend rate at which the auction amount could be sold at a purchase price equal to their indicated principal amount or liquidation preference.  Therefore, Bidder A is allocated all 400 Securities bid for, because Bidder A’s bid was lower than the market-clearing interest or dividend rate.  This leaves 600 Securities to be allocated to the bidders that bid at the market-clearing interest or dividend rate.  Bidder B and Bidder C bid for an aggregate of 800 Securities at the same interest or dividend rate.  However, Bidder B has a time stamp that is earlier than Bidder C’s time stamp.  Therefore, the remaining 600 Securities are allocated 400 first to Bidder B and the remaining 200 Securities are allocated to Bidder C. Bidder B will be allocated 400 Securities and Bidder C will be allocated 200 Securities. This scenario is an example only and should not be considered indicative of an appropriate or likely market-clearing interest rate for our Securities, the timing of bids or the course of any auction.

If a single bidder bids at the market-clearing interest or dividend rate but the available quantity is less than that for which the bidder bid, the bidder will receive only the available quantity.

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Similarly, for example, in an auction based on price bidding, assume again that the auction amount is 1,000 and that the following bidders have bid as follows:

Bidder	Number of Notes Represented by Bid	Bid Price	Time Stamp
A	400	100.0	11:00 AM
B	400	99.9	10:00 AM
C	400	99.9	10:30 AM
D	400	99.9	10:31 AM

In this example, 99.9 is the market-clearing price because it is the highest price at which all of the auction amount could be sold.  Therefore, Bidder A is allocated all 400 Notes bid for, because Bidder A’s bid was higher than the market-clearing price.  This leaves 600 Notes to be allocated to the bidders that bid at the market-clearing price.  Bidder B, Bidder C and Bidder D bid for an aggregate of 1,200 Notes at the same price.  However, Bidder B has a time stamp that is earlier than Bidder C’s time stamp and Bidder C’s time stamp is earlier than Bidder D’s time stamp.  Therefore, the remaining 600 Notes are allocated first to Bidder B and the remaining Notes are allocated to Bidder C, so Bidder B will be allocated 400 Notes and Bidder C will be allocated 200 Notes.  Bidder D receives no Notes.  This scenario is an example only and should not be considered indicative of an appropriate or likely market-clearing price for our Notes, the timing of bids or the course of any auction.

If a single bidder bids at the market-clearing price or market-clearing yield but the available quantity is less than that for which the bidder bid, the bidder will receive only the available quantity.

We and the underwriters each reserve the right to alter the method of allocation of our Securities as we deem necessary to ensure a fair and orderly distribution and to preserve the integrity of the auction process.  We and the underwriters each reserve the right, in our and their sole discretion, to reject any bid that we or it deem to be manipulative or mistaken.  The parties reserve this right to preserve the integrity of the auction process.  We further reserve the right to reject all bids for any other reason.  You will not be entitled to an allocation of Securities, even if your bid is “in-the-money” at the time an auction closes, until the auction process has determined the auction results, we accept such results and you are informed that your bid or bids have been accepted.

Non-Competitive Bidding

We, in consultation with the underwriters, may allow bidders to place bids for a specified amount of Securities indicating that the bidder is willing to accept that amount of Securities at whatever market clearing interest or dividend rate or market clearing price is eventually established pursuant to the auction process, which we refer to as non-competitive bids.  Whether a particular auction will allow non-competitive bidding will be specified in the applicable pricing supplement for each auction.

The amount of Securities that are the subject of each non-competitive bid will be treated in the auction process as having been bid for at the minimum interest or dividend rate or at the maximum price, as applicable, and will otherwise be treated identically to bids made at the minimum interest or dividend rate or at the maximum price, as applicable.

The amount of Securities that are the subject of non-competitive bids and bids at the minimum interest or dividend rate or maximum price, as the case may be, will not be available for bids that are above the minimum interest or dividend rate or below the maximum price, as the case may be.  Accepted non-competitive bids and bids at the minimum interest or dividend rate or at the maximum price, as applicable, will be allocated Securities at whatever final market clearing interest or dividend rate or market clearing price, as applicable, is eventually established at the particular auction ahead of standard competitive interest or dividend rate bids or price bids that are above the minimum interest or dividend rate or below the maximum price, as applicable, regardless of the time stamp of any such bids.

Sale of Additional Securities

Notwithstanding any maximum principal amount of Notes or maximum number of shares of Preferred Stock specified in a preliminary pricing supplement, we and the underwriters each reserve, in our and their sole discretion, the right to offer and sell additional Securities outside of the auction, concurrently with the issuance of the Securities pursuant to the auction, as part of the same series and having the same terms and public offering price of the Securities offered and sold in such auction.

Results of Auction and Bid Acceptance

As soon as practicable after an auction has ended, each successful bidder who was awarded Securities in the auction shall be notified as follows:

●	that the auction has closed;

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●	that such bidder’s bid has, or bids have, been accepted;

●	the principal amount of the Notes or number of shares of Preferred Stock that have been allocated to such successful bidder; and

●	the market-clearing interest or dividend rate or market-clearing price, as the case may be, to be paid for such Securities.

Successful bidders will be notified of their results by their underwriter, selected dealer or broker-dealer, as the case may be.  As a result of the varying delivery times involved in sending e-mails over the Internet or other methods of delivery, you may receive notices of acceptance before or after other bidders.  If you submit successful bids, you will be obligated to purchase the Securities allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent.  The Auction Service Provider will also cause the results of the auction to be posted on the auction website, where you may determine whether you had a winning bid.

Settlement and Payment

We expect that settlement of all Securities with respect to a given auction will take place T+3, or such later date as we may disclose in the applicable pricing supplement, which shall be binding upon the customer. We also expect that customers will settle delivery versus payment through their brokerage account with an underwriter or selected dealers.  Winning bidders who do not have a brokerage account with an underwriter or a selected dealer will have to settle a bid through an account with an underwriter or selected dealer, or with a broker-dealer which maintains an account for that purpose with an underwriter or selected dealer to facilitate delivery and payment for their Securities.

Zions Direct, Inc.

Zions Direct is expected to act as a selected dealer in connection with the distribution of the Securities in addition to acting as the Auction Service Provider.

Zions Direct may enter bids and purchase Securities in an auction at the direction of its customers.  Zions Direct and its affiliates will not enter bids on a discretionary basis on behalf of their respective customers.  Zions Direct’s affiliates may enter bids and purchase Securities in an auction for their own accounts.  If Zions Direct’s affiliates enter bids for their own accounts, they will only enter bids on a non-competitive basis within the first half of the scheduled auction period and their bids will be identified on the auction website as bids of identified Zions Direct affiliates.  If Zions Direct or any affiliate submits bids for the Securities, the market-clearing interest or dividend rate may be lower or the market-clearing price may be higher due to the participation of Zions Direct or its affiliate in the auction, which may benefit us.  Such bidders, bids and purchases are subject to the same terms and conditions applicable to any other bidder.  The Auction Service Provider and its affiliates maintain and enforce customary practices and procedures, including “fire walls” and trading restrictions, designed to prevent any of them or their respective personnel from having access to any material nonpublic information regarding an auction or us that could be used by them in making any bids in any auction of Securities.

Material Developments

During the course of the auction, you should monitor your relevant e-mail accounts, telephone and facsimile for notifications related to the offering, which may include:

●	Notice of Additional Information by Free Writing Prospectus. Additional information relating to an offering or us may become available during the course of an auction in a free writing prospectus.

●
Potential Request for Reconfirmation.  If material information becomes available during the course of an auction, you may be requested to reconfirm your bid, although none of the underwriters, the selected dealers nor the Auction Service Provider are under any obligation to reconfirm bids for any reason.  If you are requested to reconfirm your bid and fail to do so in a timely manner, your bid may be deemed withdrawn.  However, your bid may be accepted even if it has not been reconfirmed.

●	Potential Notice of Cancellation. If material information relating to us becomes available during the course of an auction, we may choose to cancel such auction.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms and subject to the conditions in an underwriting agreement dated as of the date of this prospectus supplement, upon execution and delivery of a terms agreement related to a particular series of Securities by us and Macquarie Capital (USA) Inc., as representative of the underwriters, the underwriters will agree to purchase at the end of the relevant auction, severally and not jointly, the amount of such Securities.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Securities offered by this prospectus supplement are subject to the execution and delivery of a terms agreement for the relevant Securities offering and are further subject to certain conditions.  The underwriters are obligated to take and pay for all of the Securities sold pursuant to any given terms agreement, if any such Securities are purchased. The amount of Securities that we may determine to sell in a particular auction will depend, in part, upon the success of the auction process. See “The Auction Process.”

Each initial issuance of a series of Securities will constitute a new class or series of Securities with no established trading market. Macquarie Capital (USA) Inc. has informed us that, following the completion of each offering of Securities, it may make a market in the series of Securities as permitted by applicable laws and regulations.  However, it is not obligated to do so and may discontinue any market-making activities at any time and from time to time, without notice, in its sole discretion.  Accordingly, no assurance can be given as to the liquidity of the trading market for the Securities, that you will be able to sell any of the Securities held by you at a particular time or that the prices that you receive when you sell will be favorable, or not less than what you paid for the Securities.

Commissions and Discounts

The underwriters plan to offer each series of Securities for sale pursuant to the auction process described above under “The Auction Process.” The underwriters initially propose to offer part of the Securities directly to the public at the offering price shown in the applicable pricing supplement and part to certain dealers at such price less a discount or concession not in excess of the amount shown in the applicable pricing supplement. Any Securities sold by the underwriters to selected dealers may be sold at a discount from the public offering price as set forth in the applicable pricing supplement.  If all of the Securities in a particular auction are not sold at the public offering price, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the Securities is subject to receipt and acceptance and subject to our right to reject any bid in whole or in part. As described under “The Auction Process,” we may decide not to sell any Securities in the auction process, regardless of the market-clearing interest or dividend rate or price resulting from the auction process.

Upon the completion of each initial offering of Securities, the underwriters will pay Zions Direct a fee for providing auction services in respect of such offering, as disclosed in the applicable pricing supplement.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and the Auction Service Provider and their respective directors, officers, employees and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  If we are unable to provide this indemnification, we will contribute to payments the underwriters and the Auction Service Provider and their respective directors, officers, employees and controlling persons made in respect of their services as underwriters and Auction Service Provider, respectively.  We have also agreed to reimburse the underwriters for certain expenses.

Price Stabilization and Short Positions

In connection with the offering and any subsequent market-making activities, the underwriters may purchase and sell Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Securities than they then hold, and must be closed out by purchasing those Securities in the open market. Stabilizing transactions consist of various bids for or purchases of Securities made by the underwriters in the open market prior to the completion of the offering.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of stabilizing, maintaining or otherwise affecting the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

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Electronic Distribution

A prospectus supplement in electronic format has been made available through the underwriters in the auction.  Prospective investors may view offering terms online and prospective investors will place orders online as described in “The Auction Process,” including through the underwriters or selected dealers.

Other than this prospectus supplement and the accompanying prospectus and any applicable pricing supplement and except to the extent contained in any such document, the information on the Auction Service Provider’s website and any information contained in any other websites maintained by the underwriters or us are not part of the prospectus or the registration statement of which this prospectus supplement forms a part, have not been approved and/or endorsed by us or the underwriters in its capacity as underwriters and should not be relied upon by investors.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve loans to, and securities and/or instruments of the issuer.  The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their respective affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. The underwriters and their affiliates may provide similar services in the future.

Purchases by Affiliates

Our directors, officers and employees may submit bids and purchase Securities pursuant to the auction process in the same manner and on the same terms as other bidders, subject to our policies applicable to such persons’ purchases and sales of our Securities.  Similarly, affiliates of the Auction Service Provider may submit bids and purchase Securities.  Bids by such persons may result in a market-clearing interest or dividend rate or market clearing price, as applicable, that is lower or higher, respectively, than the interest or dividend rate or price that would otherwise occur.

Settlement

We expect to deliver the Securities against payment therefor on or about the date specified in the applicable pricing supplement, which unless we agree otherwise with the underwriters and provide in an applicable pricing supplement will be T+3.  Purchasers of the Securities who wish to trade the Securities during any such period prior to initial settlement should consult their advisors if settlement is more than T+3.

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Medium-Term Notes
Preferred Stock
Internet Auction Program

PROSPECTUS SUPPLEMENT

Macquarie Capital
Program Arranger and Joint Book-Running Manager

Goldman, Sachs & Co.
Joint Book-Running Manager